    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS
Executing on diversification, operational improvements, and innovation to drive long-term performance with continued strong performance in the Aftermarket Segment

Third Quarter 2023 Highlights
•Net sales of $1.0 billion in the third quarter, down 15% year-over-year
•Net income of $26 million, or $1.02 per diluted share, in the third quarter, down 58% year-over-year
•EBITDA of $79 million, down 34% year-over-year
•Continued execution of diversification strategy with Aftermarket Segment and Adjacent Industries OEM net sales exceeding 56% of total net sales for the twelve months ended September 30, 2023
•Inventory reduction of $238 million year-to-date through September 30, 2023
•Cash flows from operating activities of $389 million year-to-date through September 30, 2023
•Net repayments of indebtedness of $211 million year-to-date through September 30, 2023
•Quarterly dividend of $1.05 per share paid, totaling $27 million in the third quarter and $80 million year-to-date

Elkhart, Indiana - November 7, 2023 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation, transportation products, and housing markets, and the related aftermarkets of those industries, today reported third quarter 2023 results.

“Our commitment to diversification and operational discipline continues to support our performance in a volatile macro environment. The strength we are seeing in our diversified businesses, highlighted by substantial margin expansion in Aftermarket, greatly contributes to the long-term growth and profitability prospects of Lippert, helping us weather challenges far better than if we competed solely in the RV OEM space,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer. “With our diverse set of manufacturing capabilities, continuous new product launches, and broad industry and customer portfolios serving as significant differentiators, we have continued to drive organic content growth even as we have seen selling prices decline. Just in the last four years, we have added sales of $0.9 billion from acquisitions and another $1 billion in organic sales growth. Further, through the investments made in our facilities and teams over the years, we have established strong manufacturing capabilities allowing us to develop deep customer relationships, solidifying Lippert’s position as a leader across the outdoor recreation space. Additionally, new business commitments for 2024 across our businesses total approximately $185 million. We believe these are tremendous organic growth and market share wins for next year.”

“We have an incredibly experienced team that has led our business through downturns like this one in the past and each time we have come out stronger as a result of their great leadership. With our strong balance sheet, reinforced by the substantial inventory reductions we have made throughout the year, we believe we are well-positioned to manage through near-term challenges and capture growth opportunities once conditions improve,” Lippert continued. “I want to thank all of the Lippert team members worldwide for their dedication and hard work this quarter as we navigate challenging conditions and focus on generating sustained value for all our stakeholders.”

Third Quarter 2023 Results

Consolidated net sales for the third quarter of 2023 were $1.0 billion, a decrease of 15% from 2022 third quarter net sales of $1.1 billion. Net income in the third quarter of 2023 was $25.9 million, or $1.02 per diluted share, compared to net income of $61.4 million, or $2.40 per diluted share, in the third quarter of 2022. EBITDA in the third quarter of 2023 was $78.9 million, compared to EBITDA of $119.8 million in the third quarter of 2022. Additional information regarding EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales for the third quarter of 2023 was primarily driven by decreased North American RV wholesale shipments, lower North American marine production levels, and decreased selling prices which are indexed to select commodities, partially offset by acquisitions. Net sales from acquisitions completed in the twelve months ended September 30, 2023 contributed approximately $16.9 million in the third quarter of 2023.

October 2023 Results

October 2023 consolidated net sales were approximately $344 million, down 1% from October 2022, primarily due to an approximate 10% decline in North American RV wholesale shipments and an approximate 3% decline due to decreased selling prices which are indexed to select commodities compared to October 2022. October 2023 results were favorably impacted by our diversification efforts, including 15% growth in adjacent markets and 5% growth in the Aftermarket Segment compared to October 2022.

OEM Segment

OEM net sales for the third quarter of 2023 were $728.5 million, down 20% year-over-year, primarily driven by a 21% reduction in North American wholesale shipments, decreased selling prices which are indexed to select commodities, and lower North American marine production levels. Operating profit of the OEM Segment was $11.2 million in the third quarter of 2023, or 1.5% of net sales, compared to $65.2 million, or 7.1%, in the same period in 2022. The operating profit of the OEM Segment for the quarter was driven by decreased selling prices which are indexed to select commodities and the impact of fixed costs on reduced sales.

RV OEM
RV OEM net sales for the third quarter of 2023 were $429.2 million, down 26% compared to the same prior year period, driven by a 21% decline in North American wholesale shipments.

Adjacent Industries OEM
Adjacent Industries OEM net sales for the third quarter of 2023 were $299.2 million, down 11% year-over-year, primarily due to lower sales to North American marine OEMs. North American marine OEM net sales in the third quarter of 2023 were $72.5 million, down 42% year-over-year.

Aftermarket Segment

Aftermarket net sales for the third quarter of 2023 were $230.8 million, up 5% year-over-year, as distribution channel inventories stabilized. Operating profit of the Aftermarket Segment was $34.4 million in the third quarter of 2023, or 14.9% of net sales, compared to $22.4 million, or 10.2%, in the same period in 2022. The operating profit expansion of the Aftermarket Segment for the quarter was driven by decreased commodity costs and leveraging of fixed costs over larger sales and production volume.

Income Taxes

The Company's effective tax rate was 26.6% for the quarter ended September 30, 2023, compared to 23.9% for the quarter ended September 30, 2022. The rate was impacted by a decrease to the life insurance contract assets related to the deferred compensation plan.

Balance Sheet and Other Items

At September 30, 2023, the Company's cash and cash equivalents balance was $31.2 million, compared to $47.5 million at December 31, 2022. The Company used $79.7 million for dividend payments to shareholders, $50.1 million for capital expenditures, and $25.9 million for acquisitions in the nine months ended September 30, 2023. The Company also made $165.7 million in net repayments under its revolving credit facility and $45.8 million in repayments under its term loan and other borrowings in the nine months ended September 30, 2023.
The Company's outstanding long-term indebtedness, including current maturities, was $908.8 million at September 30, 2023, and the Company was in compliance with its debt covenants.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its third quarter results on Tuesday, November 7, 2023, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (646) 904-5544 for participants outside the U.S. using the required conference ID 356208. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (929) 458-6194 for participants outside the U.S. and referencing access code 105381. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation, transportation products, and housing markets, consisting primarily of recreational vehicles and adjacent industries, including boats; buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the

Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disaster, on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2023	2022	2023	2022	Months
(In thousands, except per share amounts)

Net sales	$959,315	$1,132,079	$2,947,264	$4,312,797	$3,841,610
Cost of sales	748,367	879,025	2,332,125	3,186,415	3,079,564
Gross profit	210,948	253,054	615,139	1,126,382	762,046
Selling, general and administrative expenses	165,358	165,479	494,332	550,317	664,276
Operating profit	45,590	87,575	120,807	576,065	97,770
Interest expense, net	10,325	6,910	30,968	19,353	39,188
Income before income taxes	35,265	80,665	89,839	556,712	58,582
Provision for income taxes	9,378	19,273	23,267	144,609	9,139
Net income	$25,887	$61,392	$66,572	$412,103	$49,443

Net income per common share:
Basic	$1.02	$2.41	$2.63	$16.23	$1.95
Diluted	$1.02	$2.40	$2.62	$16.15	$1.94

Weighted average common shares outstanding:
Basic	25,340	25,447	25,293	25,398	25,299
Diluted	25,504	25,600	25,405	25,520	25,434

Depreciation	$18,857	$17,989	$55,974	$53,953	$74,860
Amortization	$14,412	$14,258	$42,844	$42,013	$57,204
Capital expenditures	$15,978	$32,911	$50,060	$103,748	$76,953

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2023	2022	2023	2022	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$363,573	$493,515	$1,032,866	$2,261,250	$1,389,201
Motorhomes	65,669	82,922	206,404	261,656	283,845
Adjacent Industries OEMs	299,225	335,983	1,006,378	1,062,374	1,303,192
Total OEM Segment net sales	728,467	912,420	2,245,648	3,585,280	2,976,238
Aftermarket Segment:
Total Aftermarket Segment net sales	230,848	219,659	701,616	727,517	865,372
Total net sales	$959,315	$1,132,079	$2,947,264	$4,312,797	$3,841,610

Operating profit:
OEM Segment	$11,165	$65,186	$29,086	$501,137	$7,099
Aftermarket Segment	34,425	22,389	91,721	74,928	90,671
Total operating profit	$45,590	$87,575	$120,807	$576,065	$97,770

Depreciation and amortization:
OEM Segment depreciation	$14,835	$14,213	$43,840	$43,090	$58,915
Aftermarket Segment depreciation	4,022	3,776	12,134	10,863	15,945
Total depreciation	$18,857	$17,989	$55,974	$53,953	$74,860

OEM Segment amortization	$10,550	$10,472	$31,204	$30,668	$41,788
Aftermarket Segment amortization	3,862	3,786	11,640	11,345	15,416
Total amortization	$14,412	$14,258	$42,844	$42,013	$57,204

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	September 30,	December 31,
	2023	2022
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$31,242	$47,499
Accounts receivable, net	338,847	214,262
Inventories, net	791,884	1,029,705
Prepaid expenses and other current assets	68,666	99,310
Total current assets	1,230,639	1,390,776
Fixed assets, net	472,518	482,185
Goodwill	579,912	567,063
Other intangible assets, net	462,412	503,320
Operating lease right-of-use assets	233,740	247,007
Other long-term assets	54,586	56,561
Total assets	$3,033,807	$3,246,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$566	$23,086
Accounts payable, trade	198,914	143,529
Current portion of operating lease obligations	34,642	35,447
Accrued expenses and other current liabilities	179,894	219,238
Total current liabilities	414,016	421,300
Long-term indebtedness	908,245	1,095,888
Operating lease obligations	211,289	222,478
Deferred taxes	25,281	30,580
Other long-term liabilities	102,836	95,658
Total liabilities	1,661,667	1,865,904
Total stockholders' equity	1,372,140	1,381,008
Total liabilities and stockholders' equity	$3,033,807	$3,246,912

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2023	2022
(In thousands)
Cash flows from operating activities:
Net income	$66,572	$412,103
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	98,818	95,966
Stock-based compensation expense	14,027	20,564
Deferred taxes	—	(2,401)
Other non-cash items	4,611	1,174
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(121,914)	(18,128)
Inventories, net	246,155	26,508
Prepaid expenses and other assets	31,237	31,304
Accounts payable, trade	54,817	(82,054)
Accrued expenses and other liabilities	(5,060)	471
Net cash flows provided by operating activities	389,263	485,507
Cash flows from investing activities:
Capital expenditures	(50,060)	(103,748)
Acquisitions of businesses	(25,851)	(55,709)
Other investing activities	4,284	2,137
Net cash flows used in investing activities	(71,627)	(157,320)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(9,591)	(10,805)
Proceeds from revolving credit facility	248,900	844,900
Repayments under revolving credit facility	(414,554)	(1,001,040)
Repayments under shelf loan, term loan, and other borrowings	(45,767)	(65,852)
Payment of dividends	(79,744)	(76,273)
Payment of contingent consideration and holdbacks related to acquisitions	(31,857)	(57,328)
Other financing activities	(834)	1,468
Net cash flows used in financing activities	(333,447)	(364,930)
Effect of exchange rate changes on cash and cash equivalents	(446)	(2,750)
Net decrease in cash and cash equivalents	(16,257)	(39,493)
Cash and cash equivalents at beginning of period	47,499	62,896
Cash and cash equivalents at end of period	$31,242	$23,403

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,			Last Twelve
	2023		2022	2023		2022	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	61.5		73.3	195.7		359.6	257.7
Motorhome RVs	10.3		15.3	35.8		46.0	48.2
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	91.1	(2)	106.0	271.4	(2)	330.6	330.5	(2)
Impact on dealer inventories	(29.6)	(2)	(32.7)	(75.7)	(2)	29.0	(72.8)	(2)
Motorhome RVs	11.4	(2)	12.3	36.5	(2)	39.3	45.5	(2)

				Twelve Months Ended
				September 30,
				2023		2022
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$5,192		$5,862
Motorhome RV				$3,705		$3,807

				September 30,			December 31,
				2023		2022	2022
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)				$178.5		$369.2	$306.5
Days sales in accounts receivable, based on last twelve months				29.2		28.0	27.5
Inventory turns, based on last twelve months				3.3		3.8	3.5

				2023
Estimated Full Year Data:
Capital expenditures				$55 - $60 million
Depreciation and amortization				$130 - $135 million
Stock-based compensation expense				$18 - $20 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) September 2023 retail sales data for RVs has not been published yet, therefore 2023 retail data for RVs includes an estimate for September 2023 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
(In thousands)
Net income	$25,887	$61,392	$66,572	$412,103
Interest expense, net	10,325	6,910	30,968	19,353
Provision for income taxes	9,378	19,273	23,267	144,609
Depreciation expense	18,857	17,989	55,974	53,953
Amortization expense	14,412	14,258	42,844	42,013
EBITDA	$78,859	$119,822	$219,625	$672,031
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of EBITDA to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, and amortization expense during the three and nine month periods ended September 30, 2023 and 2022. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.